Exhibit (a)(1)(vi)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Units (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated June 4, 2018, the related letter of transmittal, and the related notice of guaranteed delivery and any amendments or supplements thereto. OCI (as defined below) is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If OCI becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Units pursuant thereto, OCI will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, OCI cannot comply with the state statute, OCI will not make the Offer to, nor will tenders be accepted from, or on behalf of, the holders of Units in that state. Except as set forth above, the Offer is being made to all holders of Units other than OCI and its affiliates. In any jurisdiction where the securities, “ blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of OCI only by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash

All Outstanding Common Units Representing Limited Partner Interests

in

OCI Partners LP

by

OCIP Holding II LLC

a wholly owned subsidiary of

OCI N.V.

at

$11.00 per Common Unit

Pursuant to the Offer to Purchase dated June 4, 2018

OCIP Holding II LLC (“Holding II”), a Delaware limited liability company and a wholly owned subsidiary of OCI N.V., a Dutch public limited company (together with Holding II, “OCI,” except where context requires that “OCI” refer only to OCI N.V.), is offering to purchase all of the outstanding common units representing limited partner interests (the “Units”) in OCI Partners LP, a Delaware limited partnership (“OCIP”), not currently held by OCI or its affiliates, at a price of $11.00 per Unit, net to the seller in cash, without interest, less any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions described in the Offer to Purchase, dated June 4, 2018 (the “Offer to Purchase”), the related letter of transmittal, and the related notice of guaranteed delivery (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Tendering holders whose Units are registered in their own names and who tender their Units directly to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions in connection with the Offer or, except as set forth in Instruction 6 to the letter of transmittal for the Offer, transfer taxes on the sale of Units in the Offer. A holder who holds Units through a broker, dealer, bank, trust company or other nominee should consult with such institution to determine whether it will charge any service fees for tendering such Units to OCI in the Offer.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 2, 2018, UNLESS THE OFFER IS EXTENDED. UNITS TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON JULY 2, 2018

After the completion of the Offer and subject to the satisfaction of certain conditions, OCI currently intends to purchase any and all outstanding Units not tendered pursuant to the Offer (other than any such Units held by OCI or its affiliates) (the “Buyout”) pursuant to Section 15.1(a) of the First Amended and Restated Agreement of Limited Partnership of OCIP, as amended, at a price per unit equal to the Offer Price, but OCI may change its intent and there can be no assurance that OCI will consummate the Buyout.

The board of directors (the “OCIP Board”) of OCI GP LLC (the “General Partner”), the general partner of OCIP, is required to file a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) with the United States Securities and Exchange Commission (the “SEC”) and disseminate the Schedule 14D-9 to holders of Units, in connection with the Offer to Purchase. On the Schedule 14D-9, the OCIP Board will be required to make a recommendation or state that it is neutral or is unable to take a position with respect to the Offer. You should review the Schedule 14D-9 carefully upon its receipt. In evaluating the Offer, you should be aware that OCI appoints the entire OCIP Board, and three of the six members of the board of directors of the general partner of OCIP are directors and/or executive officers of OCI.

If the Offer and the Buyout are consummated, OCI and its affiliates will collectively beneficially own 100% of the outstanding Units, in which case the Units will be delisted from the New York Stock Exchange (the “NYSE”) and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, OCIP will not be required to file periodic reports with the SEC, as more fully described in the Offer to Purchase under “The Offer—Possible Effects of the Offer on the Market for the Units; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations.”

The initial scheduled expiration time of the Offer and withdrawal rights is 5:00 p.m., New York City time, on July 2, 2018, unless the Offer is extended (the latest time and date at which the Offer, as so extended, will expire, the “Expiration Date” unless OCI shall have extended the period during which the Offer is open, in which event “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by OCI, shall expire). OCI may, in its sole discretion, extend the Offer for one or more successive periods. If OCI extends the Offer, OCI will make a public announcement no later than 9:00 a.m., New York City time, on the next business day after the date the Offer was scheduled to expire.

The consummation of the Offer is subject to certain conditions, including the condition that there have been validly tendered, in accordance with the terms of the Offer and not withdrawn prior to the Expiration Date, sufficient Units such that, following the closing of the Offer and acceptance for purchase by OCI of Units validly tendered and not properly withdrawn, OCI and its affiliates own at least 78,297,832 Units, representing greater than 90% of the outstanding Units (referred to herein as the “Minimum Tender Condition”). On June 1, 2018, 86,997,590 Units were outstanding. As of the date of the Offer to Purchase, OCI and its affiliates collectively beneficially own 76,774,139 Units, representing approximately 88.25% of the outstanding Units. Accordingly, OCI anticipates the Minimum Tender Condition to be satisfied if at least 1,523,693 of the outstanding Units are validly tendered (and not properly withdrawn) pursuant to the Offer. OCI may waive the Minimum Tender Condition in its sole discretion. If the Minimum Tender Condition is waived as described herein, OCI and its affiliates may not own sufficient Units for the consummation of the Buyout.

The consummation of the Offer is not subject to any financing condition. The Offer and Buyout are also subject to the other conditions described in the Offer to Purchase under “The Offer—Conditions of the Offer” and “Special Factors—Conditions of the Buyout.”

For you to validly tender Units into the Offer, you must do one of the following: (i) deliver certificates for your Units, and a properly completed and duly executed letter of transmittal or a duly executed copy thereof, along with any other required documents, to the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase prior to the expiration of the Offer; (ii) arrange for a book-entry transfer of your Units to be made to the Depositary’s account at DTC and receipt by the Depositary of a confirmation of this transfer prior to the expiration of the Offer, and deliver a properly completed and duly executed letter of transmittal or a duly executed copy thereof, and any other required documents to the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase prior to the expiration of the Offer; (iii) arrange for a book-entry transfer of your Units to the

Depositary’s account at DTC and receipt by the Depositary of confirmation of this transfer, including an “agent’s message,” prior to the expiration of the Offer; or (iv) follow the guaranteed delivery procedures described in the Offer to Purchase under “The Offer—Procedures for Accepting the Offer and Tendering Units.”

The Depositary will establish an account with respect to the Units at DTC for purposes of the Offer within two business days after the date of the Offer to Purchase, and any financial institution that is a participant in DTC may make book-entry delivery of the Units by causing DTC to transfer these Units into the Depositary’s account in accordance with DTC’s procedure for the transfer. For a tender made by transfer of Units through book-entry delivery at DTC to be valid, the Depositary must receive a Book-Entry Confirmation of transfer and either a duly executed letter of transmittal or a duly executed copy thereof, along with any other required documents at one of its addresses set forth on the back cover of the Offer to Purchase by the Expiration Date of the Offer, or an agent’s message as part of a book-entry confirmation, or the guaranteed delivery procedures described in the Offer to Purchase under “The Offer—Procedures for Accepting the Offer and Tendering Units” must be followed.

If the conditions to the Offer are satisfied (or, to the extent permitted, waived by OCI), OCI will, promptly after the expiration of the Offer, as required by the applicable SEC rules, accept for payment and pay for all Units validly tendered (and not properly withdrawn) pursuant to the Offer (the time of such acceptance, the “Acceptance Time”). OCI will be deemed to have accepted for payment and thereby purchased Units validly tendered (and not properly withdrawn) pursuant to the Offer prior to the Expiration Date when, as and if OCI gives written notice of its acceptance of such Units to the Depositary. OCI will pay for Units accepted for payment pursuant to the Offer by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering unitholders for the purpose of receiving payments from OCI and transmitting such payments to tendering unitholders. Upon deposit of such funds with the Depositary, OCI will have no further obligation to make any payments and tendering unitholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Units pursuant to the Offer. If OCI extends the Offer, is delayed in its acceptance for payment of Units or is unable to accept Units for payment pursuant to the Offer for any reason, then, without prejudice to OCI’s rights under the Offer, the Depositary may retain tendered Units on OCI’s behalf, and such Units may not be withdrawn except to the extent tendering unitholders are entitled to withdrawal rights as described in the Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will OCI pay interest on the Offer Price for Units, regardless of any extension of the Offer or delay in making such payment.

You may withdraw Units that you tender pursuant to the Offer at any time before the expiration of the Offer. After the expiration of the Offer, tenders are irrevocable. However, if we have not accepted tendered Units for payment by August 1, 2018 (as such date may be extended in connection with any extension of the Expiration Date), you may withdraw tendered Units at any time thereafter.

For your withdrawal to be effective, the Depositary must receive from you a written or photocopy transmission notice of withdrawal at one of its addresses set forth on the back cover of the Offer to Purchase, and your notice must include your name, address, social security number, the certificate number(s) and the number of Units to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those Units. If Units have been tendered pursuant to the procedures for book-entry tender discussed in the Offer to Purchase under The Offer—Procedures for Accepting the Offer and Tendering Units, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Units and must otherwise comply with DTC’s procedures. If certificates have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Units withdrawn must also be furnished to the Depositary, as stated above, prior to the physical release of the certificates. OCI will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in its reasonable judgment and its decision will be final and binding, subject to challenge by a court of competent jurisdiction. These withdrawal procedures are described in more detail in the Offer to Purchase under “The Offer—Withdrawal Rights.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by OCI, in its reasonable judgment, which determination will be final and binding absent a finding to the contrary by a court of competent jurisdiction.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 and by Rule 13e-3(e)(1) under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

OCIP has provided OCI with its unitholder lists and security position listings for the purpose of disseminating the Offer to holders of Units. The Offer to Purchase, the related letter of transmittal and other relevant materials will be mailed to record holders of Units, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the unitholder lists, or, if applicable, who are listed as participants in a clearing agency’s security position listing.

In general, if you are a U.S. holder (as defined in the Offer to Purchase under “The Offer—Material U.S. Federal Income Tax Consequences”), your tender of Units for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. You should consult your tax advisor about the tax consequences to you of the Offer in light of your particular circumstances, including the consequences under applicable U.S. federal estate, gift and other non-income tax laws, and under any applicable state, local or foreign income or other tax laws. The tax consequences of the Offer and Buyout are more fully described in the Offer to Purchase under “The Offer—Material U.S. Federal Income Tax Consequences.”

The Offer to Purchase and the related letter of transmittal contain important information and you should carefully read each in its entirety, together with annexes and schedules attached thereto, before you make a decision with respect to the Offer.

Questions and requests for assistance may be directed to the Information and Solicitation Agent at its address and telephone number set forth below. Additional copies of the Offer to Purchase, the letter of transmittal and the Notice of Guaranteed Delivery may be obtained from the Information and Solicitation Agent or from brokers, dealers, commercial banks, trust companies or other nominees. Such copies will be furnished promptly at OCI’s expense. OCI will not pay any fees or commissions to any broker or dealer or any other person (other than the Information and Solicitation Agent and the Depositary or as otherwise described in the Offer to Purchase under “The Offer—Fees and Expenses”) for soliciting tenders of Units pursuant to the Offer.

The Information and Solicitation Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

Banks, Brokers and Shareholders Call Toll-Free: (888) 566-3252

The Dealer Manager for the Offer is:

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Call Toll Free: (877) 371-5947

Direct: (212) 622-4401

June 4, 2018

NYT—4 column 7.65” x 21”

79049    Georgeson Inc.

doremus fp (212) 366-3800

Description: Georgeson OCI N.V.—Tender

DoremusGraphics/79049-OCI N.V.

06/02/2018                                                                 Proof     5  4  3  2